Exhibit 10.19

Written Description of Oral Modifications to Offer of Employment Letter between Design

Within Reach, Inc. and Tara Poseley

Effective upon October 1, 2005, Tara Poseley was elected President and Chief Executive Officer of Design Within Reach, Inc. (the “Company”) by the Board of Directors. In connection with that election, the following terms of the Offer of Employment Letter dated June 1, 2004 between the Company and Tara Poseley were amended:

1.    Tara Poseley shall have the position of President and Chief Executive Officer.

2.    If Ms. Poseley’s employment is terminated by the Company without cause (and not as a result of death or disability), and if she signs a general release of known and unknown claims in form satisfactory to the Company, she will receive severance payments at her final base salary rate, less applicable withholding, for a period of 12 months following the date of her termination without cause. Severance payments will be made in accordance with the Company’s normal payroll procedures. In the event that such termination without cause occurs within one year following any Change of Control (as defined in the June 1, 2004 offer letter) (and Ms. Poseley signs the release of claims described above), in addition to receiving the severance payments described above, her unvested Company stock options will immediately vest in full.